Exhibit 99.1

Corporate Headquarters

96 South George Street

York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS RECORD ADJUSTED EPS OF $0.70 DRIVEN BY TOP-LINE

GROWTH AND OPERATIONAL EFFICIENCIES IN SPECIALTY PAPERS AND ADVANCED AIRLAID

MATERIALS BUSINESS UNITS

YORK, Pennsylvania – November 4, 2014 – Glatfelter (NYSE: GLT) today reported third-quarter 2014 net income of $30.4 million, or $0.69 per diluted share, and adjusted earnings of $30.8 million, or $0.70 per diluted share. For the third quarter of 2013, net income was $34.1 million, or $0.77 per diluted share, and adjusted earnings were $24.4 million or $0.55 per diluted share.

Consolidated net sales totaled $465.1 million in the third quarter of 2014, a 1.8 percent increase compared with $456.6 million in the third quarter of 2013.

“Our third-quarter adjusted earnings were strong and an all-time quarterly record of $0.70 per share,” said Dante C. Parrini, chairman and chief executive officer. “Specialty Papers delivered significantly improved results led by excellent operational performance and top-line growth. Advanced Airlaid Materials continues to perform very well, aided by strong demand and production efficiencies and Composite Fibers had a solid quarter when considering the market and economic pressures it is facing.”

Mr. Parrini continued, “As we look at the fourth quarter, we expect to build on the momentum of operational excellence across all of our businesses. We believe Specialty Papers is well-positioned to deliver stable, reliable cash generation for the company. Demand for our Advanced Airlaid Materials products is consistently strong, driven by global growth in adult hygiene markets. Composite Fibers is operating well overall, but it continues to be impacted by economic uncertainty in Europe and the fluid economic and political situation in Russia and Ukraine. On balance, we are pleased with our progress throughout 2014 and our leading market positions, while remaining mindful of the near-term macro-level challenges.”

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Glatfelter Reports 2014 Third-Quarter Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Three months ended September 30
	2014		2013
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS
Net income	$30,372	$0.69	$34,119	$0.77
Timberland sales and related costs	(1,004)	(0.02)	(142)	—
Acquisition and integration related costs	115	—	154	—
Asset impairment charge	2,356	0.05	—	—
International legal entity restructuring	—	—	117	—
Alternative fuel mixture/Cellulosic biofuel credits	(1,032)	(0.02)	(9,866)	(0.22)

Adjusted earnings	$30,807	$0.70	$24,382	$0.55

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Third-Quarter Business Unit Results

Composite Fibers

	Three months ended September 30
Dollars in thousands	2014	2013	Change
Tons shipped	40,060	40,331	(271)	(0.7)%
Net sales	$154,512	$161,457	$(6,945)	(4.3)%
Operating income	18,118	18,890	(772)	(4.1)%
Operating margin	11.7%	11.7%

Net sales for this business unit declined $6.9 million, or 4.3 percent, primarily due to $4.9 million from lower selling prices. Foreign currency translation favorably impacted the year-over-year net sales comparison by $1.2 million.

Composite Fibers’ third-quarter 2014 operating income decreased $0.8 million to $18.1 million compared to the year-ago period. The adverse impact from lower selling prices was substantially offset by improved operating performance including the impact of market related downtime taken to reduce inventories.

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Glatfelter Reports 2014 Third-Quarter Results	page 3

Advanced Airlaid Materials

	Three months ended September 30
Dollars in thousands	2014	2013	Change
Tons shipped	26,287	24,813	1,474	5.9%
Net sales	$74,398	$69,501	$4,897	7.0%
Operating income	7,504	3,929	3,575	91.0%
Operating margin	10.1%	5.7%

On a year-over-year basis, Advanced Airlaid Materials’ net sales increased $4.9 million, or 7.0 percent, primarily due to a 5.9 percent increase in shipping volumes.

Third-quarter 2014 operating income increased $3.6 million, nearly double the year-ago quarter. The third-quarter 2013 results were adversely impacted by $1.7 million of costs, net of insurance, related to fires at this business unit’s facilities. Excluding these costs from the quarter-over-quarter comparison, 2014 operating income increased $1.9 million primarily due to higher shipping volumes and lower raw material and energy costs.

Specialty Papers

	Three months ended September 30
Dollars in thousands	2014	2013	Change
Tons shipped	208,382	203,561	4,821	2.4%
Net sales	$236,187	$225,690	$10,497	4.7%
Energy and related sales, net	859	1,196	(337)	(28.2)%
Operating income	27,751	18,072	9,679	53.6%
Operating margin	11.7%	8.0%

On a year-over-year basis, Specialty Papers’ net sales increased $10.5 million, or 4.7 percent primarily due to an $8.3 million benefit from higher average selling prices together with higher shipping volumes. This business unit’s growth in shipping volumes again outperformed the broader uncoated free-sheet market which was down 8.0 percent in the third quarter of 2014 compared to the third quarter of 2013.

Operating income increased $9.7 million, or 53.6 percent primarily due to higher selling prices together with significant improvements in operating performance, including record quarterly pulp production, partially offset by higher incentive compensation and normal cost inflation.

Other Financial Information

During the quarter, the Company recorded a $3.3 million non-cash asset impairment charge related to a trade name intangible asset acquired in connection with the 2013 Dresden acquisition. The charge was due to a change in the estimated fair value of the trade name, primarily driven by a substantial increase in discount rates related to Dresden’s business in Russia and Ukraine and this region’s political instability.

Pension expense totaled $1.7 million and $3.6 million for the third quarters of 2014 and 2013, respectively. The decline reflects the benefit of higher discount rates and the amortization of deferred actuarial gains related to higher returns on assets in 2013. Because the Company’s qualified plan remains overfunded, a cash contribution is not required to be made in 2014 nor is a contribution expected in the foreseeable future.

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Glatfelter Reports 2014 Third-Quarter Results	page 4

The Company completed the sale of 1,095 acres of timberlands during the third quarter of 2014 for $1.7 million and realized an after-tax gain of $1.0 million.

In the third quarter of 2014, the Company recorded an income tax provision of $10.4 million on adjusted pre-tax earnings resulting in an effective tax rate of 25.2 percent. In the comparable quarter a year ago, the income tax provision totaled $4.8 million and the effective tax rate was 16.3 percent. The lower effective tax rate in 2013 was primarily due to changes in valuation allowances and the reduction of statutory tax rates in a foreign jurisdiction.

Adjusted earnings in the third quarters of 2014 and 2013 excludes a benefit of $1.0 million and $9.9 million, respectively, from the release of tax reserves related to alternative fuel mixture credits earned in 2009, due to the lapse of the applicable statutes of limitation.

2014 Year-to-Date Results

For the first nine months of 2014, net income totaled $49.7 million, or $1.13 per diluted share, compared with $50.7 million, or $1.15 per diluted share, in the same period of 2013. Adjusted earnings totaled $48.7 million, or $1.11 per diluted share, compared with $46.8 million, or $1.06 per diluted share, in 2013. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Nine months ended September 30
	2014		2013
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS
Net income	$49,689	$1.13	$50,681	$1.15
Acquisition and integration related costs	115	—	5,884	0.13
Asset impairment charge	2,356	0.05	—	—
International legal entity restructuring	—	—	570	0.01
Timberland sales and related costs	(2,381)	(0.05)	(424)	(0.01)
Alternative fuel mixture/Cellulosic biofuel credits	(1,032)	(0.02)	(9,866)	(0.22)

Adjusted earnings	$48,747	$1.11	$46,845	$1.06

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for the first nine months of 2014 were $1,366.2 million, a 6.1 percent increase compared with $1,287.8 million for the same period of 2013.

Balance Sheet and Other Information

Cash and cash equivalents totaled $53.7 million as of September 30, 2014, and net debt was $356.5 million compared with $319.4 million at the end of 2013. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures totaled $47.0 million in the first nine months of 2014 compared with $86.1 million in the same period of 2013 which included $31.5 million for Composite Fibers’ capacity expansion project. For 2014, total capital expenditures are estimated at $75 million to $80 million.

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Glatfelter Reports 2014 Third-Quarter Results	page 5

Adjusted free cash flow for the third quarter of 2014 was $27.6 million compared with $28.2 million in the same quarter of 2013. For the first nine months of 2014, adjusted free cash flow decreased to $(22.8) million compared with $31.7 million in the same period of 2013 due to an increase in working capital and cash paid for income taxes. (Refer to the calculation of these measures provided in this release.)

During 2014, the Company repurchased 464,190 shares of common stock for $12.2 million under its share repurchase program. On May 1, 2014, the Company announced that its Board of Directors approved a $25 million increase to the share repurchase program and extended the expiration date to May 1, 2016. Under the revised program, the Company may repurchase up to $50 million of its outstanding common stock, of which $16.6 million had been utilized through September 30, 2014.

Outlook

In the fourth quarter of 2014, Composite Fibers’ shipping volumes are expected to be approximately 5 percent lower than the third quarter of 2014 primarily due to seasonality. Selling prices and raw material and energy prices are expected to be in-line with the third quarter. The impact of downtime to reduce inventory levels in the fourth quarter is estimated to be $1 million to $2 million higher compared to the third quarter.

Shipping volumes for Advanced Airlaid Materials in the fourth quarter of 2014 are expected to decline by approximately 5 percent compared with the third quarter due to seasonality. Average raw material prices are expected to be slightly higher than the third quarter of 2014 resulting in higher selling prices consistent with our pass-through arrangements. In order to increase the production capacity of a line in Falkenhagen, the Company expects to incur approximately $1 million of costs related to lost production time from temporarily taking the line down.

For Specialty Papers, the Company expects shipping volumes in the fourth quarter of 2014 to decline by approximately 5 percent compared to the third quarter due to seasonality. Overall selling prices are expected to be slightly lower than the third quarter of 2014 and input costs are expected to increase slightly. Maintenance costs are expected to be approximately $2 million higher in the fourth quarter compared with the third quarter due to normal variations in the timing of certain work.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its third-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 3rd Quarter 2014 Earnings Release Conference Call

When:	Tuesday, November 4, 2014, 11:00 a.m. Eastern Time

Number:	US dial 888.335.5539 International dial 973.582.2857

Conference ID:	17908391

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	November 4, 2014, 2:00 p.m. through November 18, 2014

Rebroadcast Number:	Within US dial 855.859.2056 International dial 404.537.3406

Conference ID:	17908391

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Glatfelter Reports 2014 Third-Quarter Results	page 6

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and cost reduction initiatives. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Celebrating its 150th anniversary in 2014, Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, technical expertise, and world-class service. Headquartered in York, PA, U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in Russia and China. Glatfelter’s sales approximate $1.8 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended September 30		Nine months ended September 30
In thousands, except per share	2014	2013	2014	2013
Net sales	$465,092	$456,648	$1,366,154	$1,287,804
Energy and related sales, net	860	1,196	6,912	2,721

Total revenues	465,952	457,844	1,373,066	1,290,525
Costs of products sold	385,439	391,805	1,196,076	1,126,271

Gross profit	80,513	66,039	176,990	164,254

Selling, general and administrative expenses	37,886	34,480	103,751	102,495
Gains on dispositions of plant, equipment and timberlands, net	(1,590)	(282)	(3,881)	(374)

Operating income	44,217	31,841	77,120	62,133
Non-operating income (expense)
Interest expense	(4,671)	(4,788)	(14,245)	(13,143)
Interest income	30	92	143	240
Other, net	(167)	(34)	105	388

Total other expense	(4,808)	(4,730)	(13,997)	(12,515)

Income before income taxes	39,409	27,111	63,123	49,618
Income tax provision (benefit)	9,037	(7,008)	13,434	(1,063)

Net income	$30,372	$34,119	$49,689	$50,681

Earnings per share
Basic	$0.71	$0.79	$1.15	$1.18
Diluted	0.69	0.77	1.13	1.15

Cash dividends declared per common share	$0.11	$0.10	$0.33	$0.30

Weighted average shares outstanding
Basic	43,049	43,251	43,233	43,118
Diluted	43,841	44,328	44,111	44,213

Business Unit Financial Information

(unaudited)

Three months ended September 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Net sales	$154.5	$161.5	$74.4	$69.5	$236.2	$225.7	$—	$—	$465.1	$456.6
Energy and related sales, net	—	—	—	—	0.9	1.2	—	—	0.9	1.2

Total revenue	154.5	161.5	74.4	69.5	237.1	226.9	—	—	466.0	457.8
Costs of products sold	123.7	129.5	64.7	63.7	195.2	196.4	1.8	2.3	385.4	391.8

Gross profit (loss)	30.8	31.9	9.7	5.8	41.9	30.5	(1.8)	(2.3)	80.5	66.0
SG&A	12.6	13.0	2.2	1.9	14.1	12.5	9.0	7.1	37.9	34.5
Gains on dispositions of plant,equipment and timberlands, net	—	—	—	—	—	—	(1.6)	(0.3)	(1.6)	(0.3)

Total operating income (loss)	18.1	18.9	7.5	3.9	27.8	18.1	(9.2)	(9.1)	44.2	31.8
Non operating expense	—	—	—	—	—	—	(4.8)	(4.7)	(4.8)	(4.7)

Income (loss) before income taxes	$18.1	$18.9	$7.5	$3.9	$27.8	$18.1	$(14.0)	$(13.8)	$39.4	$27.1

Supplementary Data
Net tons sold (thousands)	40.1	40.3	26.3	24.8	208.4	203.6	—	—	274.7	268.7
Depreciation, depletion and amortization	$7.4	$7.1	$2.3	$2.2	$6.5	$8.3	$0.5	$0.4	$16.7	$18.0
Capital expenditures	5.4	12.8	1.3	0.8	9.7	11.1	0.5	0.7	16.9	25.3

Nine months ended September 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Net sales	$470.1	$415.9	$216.2	$202.2	$679.9	$669.8	$—	$—	$1,366.2	$1,287.8
Energy and related sales, net	—	—	—	—	6.9	2.7	—	—	6.9	2.7

Total revenue	470.1	415.9	216.2	202.2	686.8	672.5	—	—	1,373.1	1,290.5
Costs of products sold	376.7	334.5	189.9	182.0	624.3	599.7	5.2	10.0	1,196.1	1,126.3

Gross profit (loss)	93.4	81.3	26.3	20.1	62.5	72.8	(5.2)	(10.0)	177.0	164.3
SG&A	38.8	34.4	6.8	6.4	39.5	40.3	18.7	21.3	103.8	102.5
Gains on dispositions of plant,equipment and timberlands, net	—	—	—	—	—	—	(3.9)	(0.4)	(3.9)	(0.4)

Total operating income (loss)	54.6	46.9	19.5	13.7	23.0	32.5	(20.0)	(31.0)	77.1	62.1
Non operating expense	—	—	—	—	—	—	(14.0)	(12.5)	(14.0)	(12.5)

Income (loss) before income taxes	$54.6	$46.9	$19.5	$13.7	$23.0	$32.5	$(34.0)	$(43.3)	$63.1	$49.6

Supplementary Data
Net tons sold (thousands)	119.5	97.9	76.0	72.4	601.3	601.6	—	—	796.8	771.9
Depreciation, depletion and amortization	$22.7	$17.7	$6.9	$6.6	$22.6	$24.9	$1.3	$0.8	$53.5	$50.0
Capital expenditures	16.7	49.0	4.1	4.8	24.5	27.9	1.7	4.4	47.0	86.1

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Nine months ended September 30
In thousands	2014	2013
Cash Flow Data
Cash provided (used) by:
Operating activities	$21,380	$95,693
Investing activities	(43,585)	(296,946)
Financing activities	(46,007)	166,876

Depreciation, depletion and amortization	53,547	50,028
Capital expenditures	47,036	86,089

	September 30	December 31
	2014	2013
Balance Sheet Data
Cash and cash equivalents	$53,655	$122,882
Total assets	1,596,744	1,678,410
Total debt	410,170	442,325
Shareholders’ equity	688,180	684,476

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, and impairment charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and impairment charges are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended September 30		Nine months ended September 30
In thousands	2014	2013	2014	2013
Cash from operations	$42,746	$47,466	$21,380	$95,693
Less: Capital expenditures	(16,880)	(25,266)	(47,036)	(86,089)
Add back: BART/MACT environmental compliance	1,699	—	2,907	—
Add back: Composite Fibers capacity expansion	—	5,964	—	31,518
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	—	—	—	(9,406)

Adjusted free cash flow	$27,565	$28,164	$(22,749)	$31,716

Net Debt	September 30	December 31
In thousands	2014	2013
Current portion of long-term debt	$3,810	$—
Long term debt	406,360	442,325

Total	410,170	442,325
Less: Cash	(53,655)	(122,882)

Net Debt	$356,515	$319,443